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                                                                  EXHIBIT (a)(4)

                          OFFER TO PURCHASE FOR CASH
                    UP TO 4,000,000 SHARES OF COMMON STOCK
                                      OF
                      SHARED TECHNOLOGIES FAIRCHILD INC.
                                      BY
                          MOONLIGHT ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                        INTERMEDIA COMMUNICATIONS INC.
                                      AT
                             $15.00 NET PER SHARE

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS THE OFFER
                                 IS EXTENDED.


                                                              November 26, 1997

To Brokers, Dealers, Commercial Banks,  Trust Companies and Other Nominees:

  We have been appointed by Moonlight Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Intermedia Communications Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase up to 4,000,000 shares of common stock, $.004 par value (the "Shares"), of Shared Technologies Fairchild Inc., a Delaware corporation (the "Company"), at $15.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 26, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

    3. A letter to stockholders of the Company from Anthony D. Autorino, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in Section 3 of the Offer to Purchase can be completed on a timely basis.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to Continental Stock Transfer & Trust Company of New York, the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in

Section 2 of the Offer to Purchase) and any other required documents, should be sent to the Depositary and (ii) certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (ii) Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and (iii) all other documents required by the Letter of Transmittal.

  If holders of the Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in the Offer to Purchase), a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  The Offer is not being made for, and tenders will not be accepted of, shares of the Company's outstanding Series D Preferred Stock, $.01 par value (the "Series D Preferred Stock"). Holders of Series D Preferred Stock who wish to participate in the Offer must exercise their rights to convert such Series D Preferred Stock and tender the Shares issued upon such exercise prior to the expiration of the Offer.

  If more than 4,000,000 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Shares so tendered shall, upon the terms and subject to the conditions of this Offer, be accepted for payment on a pro rata basis (adjusted to avoid acceptance for payment of fractional Shares) in accordance with Rule 14d-8 under the Securities Exchange Act of 1934, as amended. If less than 4,000,000 Shares are tendered pursuant to the Offer, the Purchaser will purchase all Shares validly tendered.

  Purchaser will not pay any fees or commission to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or will cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Georgeson & Company Inc., the Information Agent for the Offer, at Wall Street Plaza, New York, NY 10005, (212) 440-9800, Toll Free (800) 223-2064 or Bear,
Stearns & Co. Inc., the Dealer Manager, 245 Park Avenue, New York, NY 10167,
(888) 517-7578.

  Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                       Very truly yours,

                                       Bear, Stearns & Co. Inc. as Dealer
                                        Manager
                                       245 Park Avenue
                                       New York, New York 10167
                                       Call Toll Free: (888) 517-7578


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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